Exhibit 10.9

ED & F MAN TREASURY MANAGEMENT plc

28th May 2009

Mr T Masilla

Westway Group, Inc

365 Canal Street

Suite 2900

New Orleans

LA 70130

USA

Dear Tom

In accordance with our existing practices with you, this letter sets out the basis upon which ED&F Man Treasury Management plc (“MTM”) makes available until 31st August 2009 the following facilities to Westway Group and its subsidiaries :

a)              a foreign exchange facility;

b)             an overdraft facility in foreign currencies; and

c)              a facility for standby and documentary letters of credit, bonds and guarantees (“Contingent Liabilities”)

a) The foreign exchange facility

Westway Group, Inc and its subsidiaries may request MTM to transact foreign exchange contracts for both spot and forward delivery up to 180 days from the date of the contract for the sale or purchase of any freely convertible currency.  You will benefit from the same rate as MTM is given by the bank which is used to hedge each foreign exchange contract. The net marked to market exposure limit will be US$1,000,000, to be calculated by MTM.  Should you exceed the exposure limit, you will pay the necessary margin in cash to reduce the exposure to within the limit.  The foreign exchange contracts will be settled via your overdraft facility in foreign currencies.  You hereby agree to check all confirmations sent to you within one day of receipt of such confirmations.  You will notify any discrepancies to Treasury Operations immediately and your failure to do so will be at your risk.  Treasury Operations will only accept payment instructions from you which are duly authorised in accordance with your signature mandates.

b) Overdraft facility in foreign currencies

Westway Group, Inc and its subsidiaries may borrow up to an aggregate limit of the equivalent of US$5,000,000 in various currencies by overdrawing your current accounts with MTM, by way of your issuing a payment instruction in accordance with our existing practices.  Interest on such accounts will be charged at the one month LIBOR rate plus 3.5%, fixed daily.  This is the same charging mechanism as you have benefitted from historically.  The outstanding amounts under this overdraft facility will be payable on demand.

For deposits of any kind, you will be paid interest based on LIBOR.  Interest will be credited by MTM on a monthly basis, and calculated on a 365 day year for Sterling deposits, and a 360 day year for deposits in other currencies.

c) The contingent liability facility

Subject to MTM having available credit facilities over and above those required for its own business, MTM will request its banks to issue contingent liabilities on their terms and conditions in the name of Westway Group, Inc or any of its subsidiaries, but under the risk and responsibility of MTM in relation to the banks we use to issue such instruments.  Requests to issue contingent liabilities must be signed in accordance with your signature mandate.  Please sign and return the attached General Counter Indemnity which will cover any instruments outstanding at today’s date, and any instruments we agree to issue on your behalf in the future.  You will be charged fees of 2% per annum, payable monthly on such contingent liabilities, or such higher amounts as MTM may itself have to pay to its banks.

MTM shall be entitled to terminate or suspend any of the above arrangements following any default by Westway Group, Inc and/or any of its subsidiaries in respect of any of these arrangements or the Interim Facility Agreement dated 28th May 2009.

Please sign the attached list of outstanding current account balances, foreign exchange contracts and contingent liabilities to signify that you accept responsibility for their due and prompt performance.

This letter is hereby designated a Finance Document under the Facility Agreement for US$100,000,000 dated 28th May 2009 between Westway Group, Inc, Westway Holdings Netherlands BV as borrowers, Westway Group, Inc as guarantor, and ED&F Man Treasury Management plc as lender.

Please sign and return the attached duplicate of this letter, the attached General Counter-indemnity, and the attached outstanding liabilities in respect of current account overdrafts, foreign exchange contracts and contingent liabilities.

Yours sincerely

/s/ Molly W Harvey
Molly W Harvey

Director

ACCEPTED AND AGREED

For and on behalf of Westway Group, Inc and its subsidiaries

/s/ Thomas Masilla
Thomas Masilla

Chief Financial Officer

EXISTING CONTINGENT LIABILITIES as at 28th May 2009

WESTWAY GROUP, INC

1) Westway Terminals Nederland BV - EUR 1,487,672.00 Customs Bond, issued by Fortis Bank, Amsterdam in favour of Belastingdienst Douane Noord - no expiry date.

2) Westway Feeds Products Inc.- US$333,900.00 a Performance Bond issued by Fortis Bank, London, in favour of Green Earth Fuels of Houston LLC - current expiry date 20th June 2009.

Accepted for and on behalf of Westway Group, Inc

/s/ Thomas Masilla
Thomas Masilla

Chief Financial Officer

GENERAL COUNTER INDEMNITY

TO:	E D & F Man Treasury Management plc
Cottons Centre, Hay’s Lane, London SE1 2QE address

WHEREAS

from time to time pursuant to and in accordance with the facility letter dated 28th May 2009 agreed between us we, Westway Group, Inc (the “Company”)  may request and you may agree, on our behalf, and at our risk and responsibility in our own name or in the name of our subsidiaries, to issue indemnities, standby letters of credit, guarantees, bid bonds, performance bonds, advance payment bonds or retention bonds and similar instruments (each an “Undertaking” and together the “Undertakings” which expression includes any amendment or variation thereto effected at our request);

NOW THEREFORE

In consideration of your issuing or procuring the issuing of any Undertaking pursuant to our request we hereby agree as follows:

1.                                     To indemnify you and keep you indemnified from and against all actions, proceedings, claims and demands which may be brought or made against you and all losses, costs, charges, damages and expenses (including all reasonable legal and other costs, charges and expenses you may incur in connection with any Undertaking, or in enforcing or attempting to enforce your rights under this Indemnity) which you may incur or sustain or for which you may become liable by reason either directly or indirectly of you having issued any Undertaking (the “Liabilities”) and to pay to you on demand all payments, losses, costs, charges and expenses (including all reasonable legal and other costs, charges and expenses you may incur in connection with any Undertaking, or in enforcing or attempting to enforce your rights under this Indemnity) made, incurred or sustained by you in consequence thereof or arising therefrom together with interest thereon at your prevailing rate for the time being for call money loans in the appropriate currency in the London Interbank market from the date on which any Liability was first paid or incurred by you to the date of actual payment thereof in full by us after as well as before judgment.

2.                                     To further indemnify you against any loss incurred by you as a result of any judgment or order being given or made for the payment of any amount due hereunder and such judgment or order being expressed in a currency other than that in which such amount is payable by us hereunder, and as a result of any variation having occurred in rates of exchange between the date at which such amount is converted into such other currency for the purposes of such judgment or order and the date of actual payment pursuant thereto. The foregoing indemnity shall constitute a separate and independent obligation on our part and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid.

3.                                     With respect to any Undertaking issued pursuant to our request you are hereby irrevocably authorised and directed to pay forthwith any sums which may be demanded of you from time to time and which appear or purport on their face to be made in accordance with the terms of such Undertaking and by or on behalf of the beneficiary of the relevant Undertaking up to the limit of your liability under such Undertaking without any reference to or any necessity for confirmation or verification on our part; provided always that in the event that an Undertaking stipulates that a demand made upon you shall be accompanied by any document or documents then such document or documents must appear on its or their face to be in accordance with the terms of the Undertaking.

4.                                     This Indemnity shall be a continuing indemnity and shall extend to the ultimate balance of the Liabilities incurred by you under or pursuant to the Undertakings. This Indemnity shall be in addition to any other security held by you in respect of the Undertakings.

5.                                     All amounts payable by us hereunder shall be paid to you in immediately available funds in the same currency stipulated in the demand pursuant to which such payment is made at your office or such bank or office as you may designate and made without set-off or counter-claim and free and clear of all taxes and without any deduction whatsoever. If we are obliged to make any such deduction we will pay such additional amounts as may be necessary to ensure that you receive an amount equal to the full amount demanded.

6.                                     You are to be at liberty, but not bound, to resort for your own benefit to any other means of payment at any time and in any order you think fit without thereby diminishing our liability hereunder and you may enforce your rights under this Indemnity either for the payment of the ultimate balance after resorting to other means of payment or for the balance due at any time notwithstanding that other means of payment have not been resorted to and in the latter case without entitling us to any benefit from such other means of payment so long as any monies remain due or owing or payable (whether actually or contingently) from or by us to you.

7.                                     This Indemnity shall be governed by and construed in accordance with English law.  The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Indemnity (including a dispute regarding the existence, validity or termination of this Indemnity).

IN WITNESS whereof this Indemnity has been signed on behalf of the Company.

By:	/s/ Thomas Masilla
Thomas Masilla
Chief Financial Officer

28th May 2009